UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2022

STORE Capital Corporation

(Exact name of registrant as specified in its charter)

Maryland	001-36739	45-2280254
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8377 East Hartford Drive, Suite 100

Scottsdale, AZ 85255

(Address of Principal Executive Offices, Including Zip Code)

(480) 256-1100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	STOR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Directors. Effective February 17, 2022, the Board of Directors (the “Board”) of STORE Capital Corporation (the “Company”), acting upon the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed the following two new directors to fill existing vacancies on the Board, each for a term expiring at the 2022 annual meeting of stockholders, or until their respective successors are elected or qualified or until their earlier resignation or removal:

(i)    David M. Edwards has served as a Managing Partner of Edwards Williams Consulting, LLC, a consulting firm that advises enterprise clients in banking, insurance, telecom and payments how to navigate the increasingly complex universe of data, analytics and marketing technology, since 2016. Prior to founding Edwards Williams Consulting, LLC, Mr. Edwards served as Senior Vice President and Chief Customer Officer at TIAA-CREF, the leading provider of financial services in the academic, research, medical, cultural and governmental fields, where he led teams responsible for marketing capabilities, customer insights and loyalty. He also spent 15 years at American Express Company, a globally integrated payments company, in various positions, including Senior Vice President and Head of Customer Acquisition and Loyalty for its international business. Mr. Edwards earned B.S. and M.S. degrees in Agricultural Economics from the University of Georgia and a Ph.D. in Economics from Texas A&M University. The Company expects that Mr. Edwards will be named to the Nominating and Corporate Governance Committee and the Investment Committee of the Board.

(ii)    Jawad Ahsan has served as the Chief Financial Officer of Axon Enterprise, Inc. (“Axon”), the global leader in connected public safety technologies, since 2017. In that capacity, Mr. Ahsan is responsible for leading Axon’s global finance, corporate strategy, legal and IT organizations. He also serves as the executive sponsor and owner of Axon’s consumer-facing business and its diversity, equity and inclusion initiatives. Prior to Axon, he served as Chief Financial Officer of a market intelligence technology company that is now part of Kantar Group Limited. He also spent 13 years in various roles at General Electric Company (“GE”), most notably serving as Chief Financial Officer for GE’s electronic health record software business, Centricity. Mr. Ahsan earned a B.A. degree in Economics from the College of the Holy Cross and an M.B.A. degree from the Sloan School of Management at the Massachusetts Institute of Technology. The Company expects that Mr. Ahsan will be named to the Audit Committee and the Compensation Committee of the Board.

In making the appointments, the Board determined that each of Messrs. Ahsan and Edwards is “independent” pursuant to the standards of the New York Stock Exchange, the applicable rules of the Securities and Exchange Commission, and the Company’s Corporate Governance Guidelines.

Messrs. Ahsan and Edwards will be compensated for their board service consistent with the compensation arrangements provided to the Board’s other independent, non-management directors, which include (i) a cash component in the form of an annual cash fee for service on our Board and an additional cash fee for service as a committee chairperson (both paid on a calendar year basis), and (ii) an equity component in the form of an annual award of restricted stock of the Company granted on the date of our annual meeting of stockholders. Because Messrs. Ahsan and Edwards are being appointed after the beginning of calendar 2022 and before the date of the Company’s annual meeting of stockholders for 2022, each will receive a pro-rated amount of the $85,000 annual cash fee for non-management directors for calendar 2022 and a pro-rated amount of the $130,000 restricted stock award granted to the Company’s non-management directors on the date of the 2021 annual meeting of stockholders. Each of Messrs. Ahsan and Edwards will also enter into the Company’s standard form of indemnification agreement for directors, a form of which is filed as Exhibit 10.10 to the Company’s Current Report on Form 8-K, filed November 26, 2014.

There were no arrangements or understandings between Mr. Ahsan, Mr. Edwards or any other persons regarding their appointment to the Board, nor is either Mr. Ahsan or Mr. Edwards party to any related party transactions required to be reported pursuant to Item 404(a) of Regulation S-K.

Resignation of Director. Effective February 17, 2022, Einar A. Seadler resigned from his position as a member of the Board of the Company, including as a member of the Nominating and Corporate Governance Committee and as a member of the Compensation Committee.

Item 7.01	Regulation FD Disclosure.

A copy of the press release regarding the appointments of Messrs. Ahsan and Edwards to the Board is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information set forth in this Item 7.01 and in the attached Exhibit 99.1 is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

99.1	Press Release dated February 22, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STORE Capital Corporation

Dated: February 23, 2022

	By:	/s/ Chad A. Freed
Chad A. Freed
Executive Vice President – General Counsel